Exhibit 16.1



February 19, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for First Montauk Financial Corp. (the "Company"). We have read the Company disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated February 19, 2009 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.


Sincerely,

/s/ Lazar Levine & Felix LLP